UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2011

Nationstar Mortgage LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	333-171370	75-2921540
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Highland Drive Lewisville, Texas		75067
(Address of principal executive offices)		(Zip code)

(469) 549-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On December 8, 2011, Nationstar Mortgage LLC (“Nationstar”) entered into a sale and assignment agreement (the “Sale Agreement”) with an indirect wholly owned subsidiary of Newcastle Investment Corp. (“Newcastle”). Nationstar is an affiliate of Newcastle’s manager. As previously disclosed, Nationstar acquired mortgage servicing rights on a pool of agency residential mortgage loans on September 30, 2011 (the “Portfolio”). Pursuant to the Sale Agreement, Nationstar sold to Newcastle the right to receive 65% of the excess cash flow generated from the mortgage servicing rights of the Portfolio after receipt of a fixed base servicing fee per loan. The sale price was $43.7 million. Nationstar will retain all ancillary income associated with servicing the Portfolio and 35% of the excess cash flow after receipt of the fixed base servicing fee. Nationstar will continue to be the servicer of the loans and provide all servicing and advancing functions for the Portfolio. Newcastle will not have prior or ongoing obligations associated with the Portfolio.

Also on December 8, 2011, Nationstar entered into a refinanced loan agreement (the “Replacement Agreement”) with Newcastle. Should Nationstar refinance any loan in the Portfolio, subject to certain limitations, Nationstar will be required to transfer the new loan or a replacement loan into the Portfolio. The new or replacement loan will be governed by the same terms set forth in the Sale Agreement described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nationstar Mortgage LLC

Date: December 12, 2011	By:	/s/ Jay Bray
Jay Bray
Chief Executive Officer, President and Chief Financial Officer